UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 20, 2007

Quest Software, Inc.
(Exact name of registrant as specified in its charter)

California	000-26937	33-0231678
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Polaris Way, Aliso Viejo, California	92656
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 754-8000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 20, 2007, Quest Software, Inc. (“Quest”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ScriptLogic Corporation (“ScriptLogic”) contemplating the acquisition of ScriptLogic by Quest. ScriptLogic, based in Boca Raton, Florida, is a privately held company that provides systems lifecycle management solutions for Windows-based networks. The Merger Agreement provides for the merger of Quickstep Acquisition Corp., a newly formed Quest subsidiary, with and into ScriptLogic, with ScriptLogic surviving the merger as a wholly-owned subsidiary of Quest. The contemplated transaction is valued at approximately $90.0 million in cash, of which $12.0 million would be placed in an indemnity escrow fund at the closing of the transaction which would ultimately be distributed to ScriptLogic’s securityholders in accordance with the Merger Agreement (subject to reduction for claims Quest may make against the indemnity escrow fund following the closing). In connection with the proposed acquisition, Quest has also agreed to provide key members of the current management team of ScriptLogic with the opportunity to participate in a post-closing incentive bonus plan in an aggregate amount of up to $8.0 million payable over a four-year period (the “Incentive Plan”). A portion of the payments under the Incentive Plan would be based on the satisfaction of financial performance objectives and a portion of the payments would be based solely on continued employment. The closing of the transaction is subject to customary closing conditions, including the expiration of the applicable Hart-Scott-Rodino Act waiting period, and is anticipated to occur during the third quarter of 2007.

A copy of the joint press release announcing the execution of the Merger Agreement is attached as Exhibit 99.1 to this Report and is incorporated herein by reference.

Certain venture capital funds associated with Insight Venture Partners (the “Insight Funds”) hold shares of ScriptLogic’s preferred stock, and will be entitled upon the closing of the transaction to receive (in respect of those shares of preferred stock) cash in an aggregate amount of up to approximately $37.7 million (including the portion of the merger consideration to be placed in the indemnity escrow fund described above). Jerry Murdock, a director of Quest, is a Managing Director and the co-founder of Insight Venture Partners and an investor in the Insight Funds. Each of Vincent Smith, Quest’s Chairman of the Board and CEO, and Ray Lane and Paul Sallaberry, both directors of Quest, are passive limited partners in the Insight Funds, and will be entitled to a portion of the proceeds from the transaction by virtue of their respective ownership interests therein. Quest believes that the financial interests of Messrs. Smith, Lane and Sallaberry in the transaction are not material.

The proposed acquisition of ScriptLogic was reviewed and approved by Quest’s Board of Directors, as well as by the Audit Committee of Quest’s Board of Directors. Mr. Murdock did not participate in the meetings of the Board of Directors and the Audit Committee at which the transaction was considered and ultimately approved. Prior to approving the transaction, Quest’s Board of Directors received, from an internationally recognized investment bank, an opinion that as of the date of such opinion, and subject to the assumptions and qualifications set forth therein, the consideration to be paid by Quest in the acquisition of ScriptLogic is fair, from a financial point of view, to Quest.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1    Joint press release issued by Quest Software, Inc. and ScriptLogic Corporation on June 21, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST SOFTWARE, INC.
Date: June 26, 2007
	By:	/s/ J. Michael Vaughn
J. Michael Vaughn
Vice President, General Counsel

EXHIBIT INDEX

Exhibit Number	Exhibit Title or Description

99.1	Joint press release issued by Quest Software, Inc. and ScriptLogic Corporation on June 21, 2007.